---------------------------
          FORM 4                      U.S. SECURITIES AND EXCHANGE COMMISSION            ----------------------------
---------------------------                   Washington, D.C. 20549                             OMB APPROVAL
[_]  Check this box                                                                      ----------------------------
     if no longer subject           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         OMB Number:        3235-0287
     to Section 16. Form 4                                                               Expires:   PENDING
     or Form 5 obligations                                                               Estimated average burden
     may continue. See       Filed pursuant to Section 16(a) of the Securities Exchange  hours per response.......0.5
     Instruction 1(b).        Act of 1934, Section 17(a) of the Public Utility Holding   ----------------------------
                                    Company Act of 1935 or Section 30(f) of the
(Print or Type Responses)                 Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     Johnson                         Eugene                            B.
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    (Last)                          (First)                         (Middle)

     c/o FairPoint Communications, Inc.
     521 E. Morehead Street, Suite 250
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                                    (Street)

     Charlotte                    North Carolina                     28202
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    (City)                          (State)                          (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Choice One Communications Inc. (CWON)
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3.   IRS Identification Number of Reporting Person, if an entity (voluntary)


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4.   Statement for Month/Year

     January 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

     [X]  Director                             [_]  10% Owner

     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person
--------------------------------------------------------------------------------


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  Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.                                    2.        3.          4.                                    5.            6.        7.
Title of Security                     Trans-    Trans-      Securities Acquired (A)               Amount of     Owner-    Nature of
(Instr. 3)                            action    action      or Disposed of (D)                    Securities    ship      Indirect
                                      Date      Code        (Instr. 3, 4 and 5)                   Beneficially  Form:     Beneficial
                                                Instr. 8)                                         Owned at End  Direct    Owner-
                                      (Month/               ___________________________________   of Month      (D) or    ship
                                      Day/                                                                      Indirect  (Instr. 4)
                                      Year)                                 (A)or                 (Instr. 3     (I)
                                                Code  V          Amount     (D)        Price      and 4)        (Instr.4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                SEC 1472 (01-02)

                                                               Page 1 of 2 Pages


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FORM 4 (continued)            Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)
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1.                  2.       3.       4.       5.            6.            7.                      8.       9.       10.     11.
Title of            Conver-  Trans-   Trans-   Number of     Date Exer-    Title and Amount        Price    Number   Owner-  Nature
Derivative          sion     action   action   Derivative    cisable and   of Underlying           of       of       ship    of
Security            or       Date     Code     Securities    Expiration    Securities              Deriv-   Deriv-   Form    In-
(Instr. 3)          Exer-             (Instr.  Acquired (A)  Date          (Instr. 3 and 4)        ative    ative    of      direct
                    cise     (Month/  8)       or Disposed   (Month/Day/                           Secur-   Secur-   Deriv-  Bene-
                    Price    Day/              of(D)         Year)                                 ity      ities    ative   ficial
                    of       Year)             (Instr. 3,                                          (Instr.  Bene-    Secur-  Owner-
                    Deriv-                     4 and 5)                                            5)       ficially ity:    ship
                    ative                                    -----------------------------------            Owned    Direct  (Instr.
                    Secur-                                                                                  at End   (D) or  4)
                    ity                                                                    Amount           of       In-
                                                              Date     Expi-               or               Month    direct
                                      ----------------------  Exer-    ra-     Title       Number           (Instr.  (I)
                                                              cis-     tion                of               4)       (Instr.
                                      Code  V    (A)   (D)    able     Date    Title       Shares                    4)
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


Director Stock
Option
(right to buy)      $2.38    1/23/02   A    V    10,000        (1)     1/22/12 Common Stock 10,000          10,000     D
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

Explanation of Responses:
(1) The option becomes exercisable in four equal installments, such that 25% of the grant may vest upon each year anniversary of the grant, beginning on the first anniversary of the grant date specified in Column 3.



          /s/ Eugene B. Johnson                             February 5, 2002
---------------------------------------------            -----------------------
      Name:  Eugene B. Johnson                                    Date
      Title: Chief Executive Officer

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                               Page 2 of 2 Pages